UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NEXTWAVE WIRELESS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of

2010 Annual Meeting and Proxy Statement

NextWave WIRELESS

10350 Science Center Drive, Suite 210
San Diego, CA 92121
________________

PROXY STATEMENT
________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 3, 2010
________________

To our stockholders:

You are cordially invited to attend the annual meeting of stockholders of NextWave Wireless Inc. (“NextWave”) to be held on June 3, 2010 at 9 a.m. local time at the Doubletree Del Mar Hotel, 11915 El Camino Real, San Diego, CA  92130.  You will need an admission ticket or proof of ownership of NextWave stock to enter the meeting.  The meeting will be held for the following purposes:

1. To elect the nominees named herein as Class I directors;

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm to audit the consolidated financial statements of NextWave and its subsidiaries for the fiscal year ended January 1, 2011;

3. To consider and vote upon a proposal to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock at a ratio of one for seven (1:7), and in connection therewith, to reduce the number of authorized shares of common stock by the same ratio and increase the par value per share of our common stock by the same ratio; and

4. To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

IF STOCKHOLDERS DO NOT APPROVE THE REVERSE STOCK SPLIT PROPOSAL, WE WOULD LIKELY BE DELISTED FROM THE NASDAQ GLOBAL MARKET DUE TO FAILURE TO COMPLY WITH NASDAQ MARKETPLACE RULE 5450(a)(1) REQUIRING A MINIMUM BID PRICE FOR OUR COMMON STOCK OF $1.00 PER SHARE.  SUCH A DELISTING MAY HAVE A MATERIAL NEGATIVE EFFECT ON YOUR ABILITY TO EFFICIENTLY PURCHASE OR SELL OUR COMMON STOCK.

The Board of Directors has fixed the close of business on April 28, 2010 as the record date for the determination of the holders of our common stock, par value $0.001 per share, entitled to notice of, and to vote at, the annual meeting.  At the close of business on April 28, 2010, there were                       shares of our common stock outstanding and entitled to vote.  Stockholders of record may vote their shares via a toll-free telephone number, over the Internet or by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies will depend on their voting procedures.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 3, 2010.  In accordance with new rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and annual report, and by notifying you of the availability of our proxy materials on the Internet.  The notice of annual meeting, proxy statement, proxy card and 2009 Annual Report to Shareholders are available on the Internet at http://www.proxyvote.com, using the 12-digit control number printed on your proxy card, and may also be requested by calling toll-free at 1 (800) 579-1639 or by e-mail at sendmaterial@proxyvote.com.

This proxy statement and the accompanying form of proxy are first being sent to holders of our common stock on or about May      , 2010.

By Order of the Board of Directors

FRANK A. CASSOU
Chief Legal Counsel and Secretary
May       , 2010

IMPORTANT

Your vote is important.  Stockholders of record may vote their shares via a toll-free telephone number, over the Internet or by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies will depend on their voting procedures.  This will assure that your shares are represented at the meeting.

If you need assistance in voting your shares, please call the firm assisting us in the distribution and tabulation of proxies for the annual meeting:

Broadridge Financial Services
51 Mercedes Way
Edgewood, NY  11717
800-579-1639

THE MEETING

Date, Time and Place

We are providing this proxy statement (this “Proxy Statement”) to you in connection with the solicitation on behalf of our Board of Directors of proxies to be voted at our 2010 annual meeting of stockholders or any postponement or adjournment of that meeting.  The annual meeting will be held on June 3, 2010, at 9:00 a.m. local time at The Doubletree Del Mar hotel located at 11915 El Camino Real, San Diego, California 92130.

Matters to be Considered

At the annual meeting, stockholders will be asked to consider and vote (1) to elect the nominees named herein as Class I directors, (2) to ratify the selection of our independent registered public accounting firm and (3) to approve the proposal to amend our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of our outstanding common stock at a ratio of one for seven (1:7), and in connection therewith, to reduce the number of authorized shares of common stock by the same ratio and increase the par value per share of the common stock by the same ratio.  The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting.  If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and annual report, and by notifying you of the availability of our proxy materials on the Internet.  The notice of annual meeting, proxy statement, proxy card and 2009 Annual Report to Shareholders are available on the Internet at http://www.proxyvote.com, using the 12-digit control number printed on your proxy card, and may also be requested by calling toll-free at 1 (800) 579-1639 or by e-mail at sendmaterial@proxyvote.com.

Stockholders may sign up to receive future proxy statements, notices of internet availability of proxy materials and other stockholder communications electronically instead of by mail.  In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. For additional information regarding electronic delivery enrollment visit www.investorvote.com (for holders of record) or www.proxyvote.com (for holders through intermediaries) or contact our transfer agent or your broker.

Record Date; Stock Outstanding and Entitled to Vote

Holders of our common stock as of the record date, i.e., the close of business on April 28, 2010, are entitled to notice of and to vote at the meeting.  As of the record date, there were _____________ shares of common stock outstanding and entitled to vote.

Required Votes

In order for the annual meeting to be held, the holders of a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy duly authorized.  Assuming that such a quorum is present, our stockholders may take action at the annual meeting with the votes described below.

Election of Directors.  Under Delaware law and our Certificate of Incorporation, the affirmative vote of a plurality of the votes cast by the holders of our shares of common stock is required to elect each director.  Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality.

Ratification of the selection of Ernst & Young LLP as independent registered public accounting firm.  The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.

Reverse stock split.  The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting is required to approve the proposal relating to the amendment of our Certificate of Incorporation to effect a reverse stock split.

Other Matters.  If any other matters are properly presented at the meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Effect of Abstentions and Broker Non-Votes

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the annual meeting, such as the ratification of the appointment of Ernst & Young LLP. If you do not provide voting instructions on a non-discretionary item, including the election of directors and the proposal to amend our Certificate of Incorporation to effect a reverse stock split, the shares will be treated as “broker non-votes.”

For purposes of the annual meeting, abstentions and broker non-votes will be included in the number of shares present for purposes of constituting a quorum, assuming such broker has submitted a proxy or attends the annual meeting.  With respect to the proposal to amend our Certificate of Incorporation to effect a reverse stock split and the ratification of the appointment of Ernst & Young LLP, abstentions and broker non-votes will have the effect of a vote against such proposal.

Voting and Revocation of Proxies

Stockholders of record are requested to vote by proxy in one of three ways:

•	By telephone — Use the toll-free telephone number shown on your proxy card;

•	By Internet — Visit the Internet website indicated on your proxy card and follow the on-screen instructions; or

•	By Mail — You can date, sign and promptly return your proxy card by mail in the enclosed postage prepaid envelope.

Voting instructions (including instructions for both telephonic and Internet proxies) are provided on the proxy card. The Internet and telephone proxy procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy by Internet or telephone, it will not be necessary to return your proxy card.

If a stockholder does not return a signed proxy card or submit a proxy by the Internet or by telephone, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies that are received by us and are not revoked will be voted at the meeting in accordance with the instructions contained therein.  If instructions are not given, such proxies will be voted FOR election of each nominee for director named herein, FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, and FOR the approval of the proposed amendment to the Company’s Certificate of Incorporation to effect a reverse stock split.  In addition, we reserve the right to exercise discretionary authority to vote proxies, in the manner determined by the Company in its sole discretion, on any matters brought before the 2010 annual meeting of stockholders for which we did not receive adequate notice under the proxy rules promulgated by the SEC.

If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies will depend on their voting procedures.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting.  Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the annual meeting, including preparation, assembly, printing and mailing of this Proxy Statement, the annual report, the proxy card and any additional information furnished to stockholders. Copies of our Proxy Statement and related materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of common stock beneficially owned by others to forward to such beneficial owners. We will bear the cost of maintaining a website compliant with regulations promulgated by the SEC to provide internet availability of this Proxy Statement, our annual report and proxy card.  The Company may reimburse persons representing beneﬁcial owners of common stock for their costs of forwarding solicitation material to such beneﬁcial owners.  In addition, the Company has retained Broadridge Financial Solutions to act as proxy solicitor in conjunction with the meeting.  The Company has agreed to pay that firm a base fee of $16,316 plus customary call-based fees and reasonable out of pocket expenses for proxy distribution and tabulation services.  Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers, or other regular employees of the Company.  No additional compensation will be paid to directors, officers or other regular employees for such services.

Householding

The SEC’s rules permit us to deliver a single proxy statement and annual report to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement and annual report, contact Broadridge Financial Solutions, Inc. at +1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future stockholder communications for your household, please contact Broadridge at the above phone number or address.

Independent Registered Public Accounting Firm

We have been advised that representatives of Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended January 2, 2010, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

NextWave has a classified board of directors, divided into three classes, and the term of the Class I directors will expire on the date of the meeting.  The nominees to be elected as Class I directors with a three-year term expiring at the 2013 annual meeting of stockholders are described below. Dr. Brailean and Judge Webster are currently serving as Class I directors. The Board of Directors has nominated each of the candidates for election. The Board of Directors expects that each of the nominees will be available for election as a director.  However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may propose.

Nominees for Election

Name and present position, if any, with the Company	Age, period served as a director, other business experience
James C. Brailean, Ph.D.
Dr. Brailean, 48, has served as a director since May 2007. In May 2009, Dr. Brailean was appointed as our Chief Executive Officer, Chief Operating Officer and President. Dr. Brailean was co-founder of our subsidiary PacketVideo Corporation.  Under Dr. Brailean's leadership, PacketVideo has become a leading independent supplier of embedded multimedia solutions for mobile phones and other devices in the world.

A scientist who led the development of the MPEG-4 standards for transmission of video and audio over wireless networks, Dr. Brailean holds 16 key U.S. patents that enable advanced multimedia communications. Dr. Brailean received his doctorate in electrical engineering from Northwestern University. He holds a Master's of Science degree in Electrical Engineering from the University of Southern California and a Bachelor's of Science degree in Electrical Engineering from the University of Michigan.  Dr. Brailean serves on the Board of Directors of DivX, Inc., a NASDAQ-listed digital media company.

Dr. Brailean has extensive experience in the wireless multimedia business space as the founder of PacketVideo. This position has given Dr. Brailean specific and in-depth knowledge of our primary operating business, which employs the substantial majority of our employees.  Furthermore, his expertise in both science and engineering related to wireless transmission provide him with a skill-set and knowledge with respect to potential applications for our wireless spectrum holdings.

William H. Webster
Judge Webster, 86, has served as a director since our inception.  From 1991 through 2008, Judge Webster served as a senior partner in Milbank, Tweed, Hadley & McCloy LLP’s Washington office.  Judge Webster is now a retired partner and continues to specialize in arbitration, mediation and internal investigation. Prior to joining Milbank, Judge Webster began a long and illustrious career in public service. Judge Webster was U.S. Attorney for the Eastern District of Missouri, then a member of the Missouri Board of Law Examiners. In 1970, he was appointed a judge of the U.S. District Court for the Eastern District of Missouri, and then elevated to the U.S. Court of Appeals for the Eighth Circuit. Judge Webster resigned the judgeship to head the Federal Bureau of Investigation for nine years. In 1987, he was sworn in as Director of the Central Intelligence Agency. He led the CIA until his retirement from public office in 1991. Judge Webster has received numerous awards for public service and law enforcement and holds honorary degrees from several colleges and universities. Judge Webster currently serves as Chairman of the Homeland Security Advisory Council.

Judge Webster has served as a member of our Board of Directors since inception and the Board of Directors of our predecessor, NextWave Telecom Inc., since its formation in 1996.  Judge Webster’s service with us and our predecessor provides valuable continuity to our Board of Directors.  In addition, Judge Webster’s experience as an attorney and as a judge provides a diversity of viewpoint and background to our Board.  Judge Webster dedicates substantial time to Board matters, serving as a member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, of which he also serves as the chairman.

The Board of Directors recommends a vote FOR the above named nominees.

Other Members of the Board of Directors

Including the nominees, the Board of Directors currently consists of 7 directors, each of whom, other than the nominees, is described below.  The term of the Class II directors shall expire at the 2011 annual meeting of stockholders, subject to the valid election and qualification of their respective successors.  The term of the Class III directors shall expire at the 2012 annual meeting of stockholders, subject to the valid election and qualification of their respective successors.

Name and present position, if any, with the Company	Age, period served as a director, other business experience

Class II Directors

Jack Rosen
Mr. Rosen, 63, has served as a director since our inception.  Mr. Rosen is chief executive of several commercial and residential real estate firms and the current Chairman of the American Jewish Congress. In addition, Mr. Rosen oversees a wide array of healthcare, cosmetic and telecommunications business ventures throughout the U.S., Europe and Asia. Active in international government and political affairs, Mr. Rosen has participated in numerous commissions and councils for former President Bush and Clinton. Mr. Rosen is currently a member of the Council on Foreign Relations.

Mr. Rosen has experience in managing other companies in the telecommunications industry both in the United States and internationally. His leadership experience within a wide variety of industries and companies provides him with a unique level of expertise for us and our businesses. Mr. Rosen dedicates substantial time to Board matters, serving as a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Carl E. Vogel
Mr. Vogel, 52, is currently a member of the Board of Directors and a Senior Advisor to Dish Network Corporation, a publicly traded company in the multi-channel video business serving in excess of 14 million customers throughout the United States. He is also a partner at SCP Worldwide, a sports, media and entertainment company that owns and operates a variety of companies including the National Hockey League’s St. Louis Blues and Major League Soccer’s Real Salt Lake. Mr. Vogel served as President of Dish Network from September 2006 to February of 2008 and served as Vice Chairman from June 2005 until March 2009. From 2001 until 2005, Mr. Vogel served as the President and CEO of Charter Communications Inc., a publicly-traded company providing cable television and broadband services to approximately six million customers. Between 1997 and 2001, Mr. Vogel held various senior executive positions in companies affiliated with Liberty Media Corporation. Mr. Vogel is also currently serving on the Board of Directors and Audit Committees of Shaw Communications, Inc., a publicly traded diversified communications company providing broadband cable and direct-to-home satellite services in Canada, Universal Electronics Inc., a publicly traded company providing wireless control technology for the connected home and Ascent Media Corporation, a holding public company which provides creative and technical services to the media and entertainment industries.

Mr. Vogel was nominated by Avenue Capital pursuant to the director designation agreement entered into by the Company and Avenue Capital in connection with the Senior-Subordinated Secured Second Lien Notes due 2011 (the “Second Lien Notes”) financing in October 2008.  Affiliates of Avenue Capital hold substantial interests in the Company’s common stock and secured notes and Robert Symington, a Senior Portfolio Manager at Avenue Capital, is a member of the Board.  Mr. Vogel is not affiliated with

Avenue Capital and will not receive any compensation from Avenue Capital in connection with his service on the Board.

Mr. Vogel brings to the Board of Directors a great deal of executive level leadership experience in the communications industry as a result of his high level executive roles at Dish Network Corporation, Charter Communications Inc., and Liberty Media Corporation.  Furthermore, Mr. Vogel has extensive experience in reviewing financial statements as a result of his background as a certified public accountant and his role as a chief executive and senior finance executive of public companies.  Mr. Vogel is qualified as an “audit committee financial expert,” applying the listing standards of NASDAQ and in accordance with applicable rules of the SEC as of the date of this Proxy Statement, and serves as the Chairman of our Audit Committee.

Class III Directors

Allen Salmasi
Mr. Salmasi, 55, is currently Chairman of the Board of Directors.  Mr. Salmasi served as our Chief Executive Officer and President from the inception of our Company in 2005 through April 2009, when he assumed a Chairman role with a special mandate for maximizing the value of our wireless spectrum assets.  Previously, Mr. Salmasi served as Chairman and CEO of NextWave Telecom, Inc. (“NextWave Telecom”) which he founded in 1995 and subsequently sold to Verizon Wireless in 2005. Prior to NextWave Telecom, Mr. Salmasi was a member of the Board of Directors, President of the Wireless Telecommunications Division, and Chief Strategic Officer of QUALCOMM Inc. He joined QUALCOMM in 1988 as a result of the merger of QUALCOMM and Omninet Corporation, which Mr. Salmasi founded in 1984. Mr. Salmasi initiated and led the development of CDMA technologies, standards and the associated businesses at QUALCOMM until 1995. At Omninet, he conceived and led the development of the first OmniTRACS system, which provides two-way messaging and position reporting services to mobile users.

Mr. Salmasi has extensive experience managing and developing wireless technology companies as a result of his executive roles at Omninet Corporation and QUALCOMM Inc.  He has been a leader in the development of wireless technology and has over 25 years of experience in the telecommunications industry. Mr. Salmasi has a depth of knowledge relating to our business as a result of his role as the Chairman and CEO of NextWave Telecom and, prior to May 5, 2009, Chairman, Chief Executive Officer and President of our Company.  Mr. Salmasi also holds a substantial personal investment in our common stock and in our Third Lien Subordinated Secured Convertible Notes due 2011 (the “Third Lien Notes”).

Douglas F. Manchester
Mr. Manchester, 68, has served as a director of the Company since its inception. He is also chairman of Manchester Financial Group, LP. Mr. Manchester is one of San Diego’s leading private developers. His development projects include hotels, high-rise office buildings, residential properties, industrial parks and championship golf courses and resorts.

Mr. Manchester brings to the board a great deal of familiarity and experience with our Company and our business as a result of having served as a director since our inception.  Mr. Manchester also has extensive experience in the financing, purchasing and sale of assets as a result of his role as chairman of Manchester Financial Corp.  Mr. Manchester dedicates substantial time to Board matters, serving as a member of our Audit Committee and Nominating and Corporate Governance Committee.  Mr. Manchester also holds a substantial interest in our Third Lien Notes.

Robert T. Symington
Mr. Symington, 46, has served as a director of the Company since its inception. Mr. Symington joined Avenue Capital Group in 2005 and is the Senior Portfolio Manager for Avenue’s U. S. Funds. Mr. Symington, through his prior management positions at M.D. Sass Investor Services and Resurgence Asset Management, was an early investor in NextWave Telecom.

Mr. Symington brings to the board a great deal of familiarity and experience with our Company and our business as a result of having served as a director since our inception.

Mr. Symington has a wide range of knowledge of our business and our growth and development as a result of his prior management positions at M.D. Sass Investor Services and Resurgence Asset Management, which were early investors in NextWave Telecom. Mr. Symington is a Senior Portfolio Manager at Avenue Capital. As of January 2, 2010, Avenue Capital and its affiliates held shares representing approximately 36.1% of our issued and outstanding common stock, approximately $82.3 million, or 51.1% of the aggregate principal amount of our 7% Senior Secured Notes due 2011 (the “Senior Notes”), approximately $93.9 million, or 78.1% of the aggregate principal amount of our Second Lien Notes and approximately $134.7 million, or 28.2% of the aggregate principal amount of our Third Lien Notes. Mr. Symington dedicates substantial time to Board matters, serving as a member of our Compensation Committee, of which he also serves as chairman.

CORPORATE GOVERNANCE

Independence Standards for Directors

Our Board of Directors is required to affirmatively determine that a majority of our directors are independent under the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), the principal securities exchange on which our common stock is traded.

During its annual review of director and nominee independence, our Board of Directors considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates.  The purpose of this review is to determine whether any relationships or transactions with NextWave impair such director or nominee’s ability to exercise independent judgment in carrying out the responsibilities of a director.  The Board of Directors has not adopted any categorical standards for assessing independence, preferring instead to consider all relevant facts and circumstances in making an independence determination, including without limitation, applicable independence standards promulgated by Nasdaq. The Board of Directors considered the transactions described under “TRANSACTIONS WITH RELATED PERSONS,” in making its determination that all directors and nominees other than Mr. Salmasi and Dr. Brailean are independent under the listing standards of Nasdaq.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Our Board of Directors has adopted charters for each of its standing committees. Copies of our committee charters are available without charge upon request directed to

NextWave Wireless Inc. Investor Relations, 10350 Science Center Drive, Suite 210, San Diego, CA  92121, and from our website at www.nextwave.com.

Audit Committee

Our Audit Committee assists the Board of Directors in fulfilling its responsibility relating to (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) application of our codes of conduct and ethics as established by the Board of Directors, (d) our independent registered public accounting firm’s qualifications, engagement, compensation and performance, their conduct of the annual audit of our financial statements, and their engagement to provide any other services, (e) performance of our system of internal controls, (f) preparation of the Audit Committee report, as required pursuant to SEC rules and (g) maintenance and oversight of procedures for addressing complaints about accounting matters. In discharging its duties, the Audit Committee has the sole authority to select (subject to stockholder ratification, which ratification is not binding on the Audit Committee), compensate, evaluate and replace the independent accountants, review and approve the scope of the annual audit, review and pre-approve the engagement of our independent accountants to perform audit and non-audit services, meet independently with our independent accountants and senior management, review the integrity of our financial reporting process and review our financial statements and disclosures and certain SEC filings.

The Board of Directors has determined that all three members of the Audit Committee, Mr. Manchester, Mr. Vogel and Judge Webster are independent, and that Mr. Vogel is qualified as an “audit committee financial expert,” applying the listing standards of NASDAQ and in accordance with applicable rules of the SEC as of the date of this Proxy Statement.  Mr. Vogel serves as chairman of the Audit Committee.

The Audit Committee met 9 times in 2009.  The Audit Committee regularly holds meetings at which it meets with our independent registered public accounting firm and without management present.

Compensation Committee

Our Compensation Committee (a) administers our executive compensation program, (b) determines and approves targeted total compensation, as well as each individual compensation component for  our executive officers, (c) determines and recommends to the Board of Directors equity-based plans and (d) reviews and approves any employee retirement plans, other benefit plans or any amendments thereto.

The members of our Compensation Committee are Mr. Rosen, Judge Webster and Mr. Symington, who serves as the chairman of the Compensation Committee.  The Board of Directors has determined that all three members of the Compensation Committee are independent pursuant to the listing standards of NASDAQ.

Our Board of Directors has delegated to the Compensation Committee sole decision-making authority with respect to all compensation decisions for our executive officers, including determinations of annual incentive award payments and grants of equity awards.  The Compensation Committee approves these payments and awards after considering our corporate performance and the individual performance of our executives (and considers the recommendations of our Chief Executive Officer in this regard). The Compensation Committee is also responsible for evaluating the performance of our Chief Executive Officer, in light of our corporate performance and his individual performance.

The Compensation Committee’s decisions are made with input from our Chief Executive Officer (except with respect to his own compensation) and, where appropriate, other senior executives.  The Compensation Committee also considers information provided by and the input of our Human Resources department, which evaluates publicly available compensation information along with other sources of data.  The Committee also considers our overall executive compensation policies and goals in making its decisions.  To assist in performing its duties, the Compensation Committee has the authority to engage external compensation consultants and other advisors.  In 2009, the Compensation Committee did not retain any consultants or advisors to assist it in formulating or making executive compensation decisions.

The Compensation Committee met 2 times in 2009.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (a) identifies and recommends to the Board of Directors individuals qualified to serve as directors of our company and on committees of the Board of Directors, (b) reviews corporate governance, (c) reviews and recommends changes to the size of the Board of Directors,

(d) reviews the manner in which conflicts of interest are addressed and (e) recommends to the Board of Directors any changes in director compensation.

The members of our Nominating and Corporate Governance Committee are Mr. Manchester, Mr. Rosen and Judge Webster, who serves as its chairman.  As indicated, the Board of Directors has determined that all three members of the Nominating and Corporate Governance Committee are independent pursuant to the listing standards of NASDAQ.

    The Nominating and Corporate Governance Committee does not have a formal diversity policy but considers diversity as a component of evaluating the composition of the Board of Directors in connection with the annual nomination process.

The Nominating and Corporate Governance Committee met 1 time in 2009.

Designated Director Agreement

In connection with our October 2008 issuance of Second Lien Notes, we entered into an agreement with Avenue Capital Group providing that Avenue Capital Group shall have the right to nominate a director to the Board of Directors as soon as the Board has a vacancy or at any election of directors by the Company’s stockholders when there is not currently an Avenue Capital Group designated director serving on the Board. The agreement provides that Mr. Symington is not considered an Avenue Capital Group designated director for this purpose.  In October 2010, Avenue Capital Group nominated Carl Vogel to fill the vacancy created by the December 2008 resignation of Dr. Jones.

Stockholder Nominations

A stockholder entitled to vote in the election of directors may nominate one or more persons for election as director at a meeting if written notice of that stockholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of stockholders (A) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date that our Proxy Statement is released to stockholders in connection with the previous year's annual meeting of stockholders, or (B) (i) if no annual meeting was held in the previous year or (ii) the date of the annual meeting is more than 30 calendar days before or more than 60 days after such anniversary date, notice by the stockholders to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th  day prior to such annual meeting or the 10th day following the day on which the date of the annual meeting is publicly announced by the Company.  With respect to an election to be held at a special meeting of stockholders, written notice of that stockholder’s intent to make the nomination shall have been given to us not less than ten (10) and not more than sixty (60) days before the date of the special meeting.

The notice shall include the name and address of the stockholder and his or her nominees, a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the stockholder’s nominees, and the consent of each nominee to serve as a director of the Company if so elected.  We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company.  See “PROPOSALS BY STOCKHOLDERS” on page 32 of this Proxy Statement for the deadline for nominating persons for election as directors for the 2011 annual meeting of stockholders.

As described above, the Company’s By-Laws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of stockholders.  The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Nominating and Corporate Governance Committee.  This policy is set forth in the Company’s Nominating and Corporate Governance Committee charter, which is available on the Company’s website at www.nextwave.com.  Under this policy, the Nominating and Corporate Governance Committee considers director candidates recommended by stockholders who satisfy the notice, information and consent requirements set forth in the Company’s By-Laws.

We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company.  See “PROPOSALS BY STOCKHOLDERS” on page 32 of this Proxy Statement for the deadline for nominating persons for election as directors for the 2011 annual meeting of stockholders.

Board Role in Risk Oversight

Our Board of Directors oversees the Company’s approach to risk management as part of its role in approving the Company’s business strategy.  The Board of Directors also oversees the operation of the Company’s compliance program, including the application and enforcement of the Company’s Code of Business Conduct and Ethics that is targeted at principal areas of operational, ethical and legal risk for the Company’s operations, and is applicable to all employees, officers and directors of the Company.

Various committees of the Board also have responsibility for risk management. The Audit Committee, in connection with its quarterly and annual review of the Company’s financial statements, receives reports from the Company’s Chief Financial Officer and the Company’s independent registered public accounting firm regarding significant risks and exposures and will assess management’s steps to minimize them. The Audit Committee also reviews policies and procedures relating to the Company’s handling of its legal affairs and compliance with significant applicable legal, ethical and regulatory requirements, and receives reports from the Company’s Chief Legal Counsel relating to these matters. In setting compensation, the Compensation Committee works with management to create incentives that encourage a level of risk-taking that is consistent with the Company’s business strategy and maximization of shareholder value.  The Nominating and Corporate Governance Committee reviews annually with the Board of Directors the composition of the Board of Directors as a whole, including whether the Board of Directors reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities.

Board Leadership Structure

Mr. Salmasi serves as the  Chairman of the Board of Directors. Dr. Brailean serves as our Chief Executive Officer, Chief Operating Officer and President as well as a member of the Board of Directors. The Board of Directors believes that separate Chairman and Chief Executive Officer role is appropriate for the Company at this time. All of our directors other than Mr. Salmasi and Dr. Brailean have been determined to qualify as independent directors under the listing rules of Nasdaq and the Company maintains Audit, Compensation and Nominating and Corporate Governance Committees composed solely of such independent directors.  The Company has not designated a lead independent director.

Attendance at Board and Committee Meetings

It is our policy that directors are expected to dedicate sufficient time to the performance of their duties as a director, including by attending meetings of the stockholders, Board of Directors and committees of which they are  a member.

In 2009, the Board of Directors held 22 meetings (including regularly scheduled and special meetings). All directors attended at least 90% of the  total number of meetings of the Board of Directors and committees of the Board of Directors on which such director served.  All directors attended our 2009 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors.

Stockholders and other parties interested in communicating directly with the Board of Directors as a group, may do so by writing to the Board of Directors, c/o Secretary, 10350 Science Center Drive, Suite 210, San Diego, California  92121. The Secretary will review all correspondence and regularly forward to the Board of Directors a summary of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that the Secretary otherwise determines requires attention.  Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy, which establishes procedures for submitting these types of concerns, either personally or anonymously through a toll free telephone “hotline” operated by an independent party. A copy of our Whistleblower Policy is available on our website at www.nextwave.com.

Executive Officers

The following persons currently serve as our executive officers in the capacities indicated below.  Our executive officers are responsible for the management of our operations, subject to the oversight of the Board of Directors.

Chief Executive Officer, Chief Operating Officer and President	Dr. James Brailean

Executive Vice President, Chief Legal Counsel and Secretary	Frank A. Cassou

Executive Vice President, Chief Financial Officer	Francis J. Harding

Biographical information for our executive officers is presented below.  See “PROPOSAL NO. 1 – ELECTION OF DIRECTORS – Other Members of the Board of Directors” for the biographical information for Dr. Brailean.

Name	Position
Frank A. Cassou
Frank A. Cassou, 52, is Executive Vice President, Corporate Development and Chief Legal Counsel and Secretary of the Company.  Mr. Cassou held similar positions at NextWave Telecom Inc., which he joined in 1996.  Prior to joining the Company, Mr. Cassou was a partner at the law firm of Cooley Godward LLP, where he practiced corporate law representing telecommunications and technology companies.  He was outside corporate counsel to QUALCOMM Inc. from June 1991 through February 1996, representing the company in its public financing and acquisition transactions, licensing agreements and the formation of strategic partnerships.

Francis J. Harding
Francis J. Harding, 65, has served as Chief Financial Officer of the Company since May 2009 and as Chief Accounting Officer from August 2005 to May 2009.  Mr. Harding has served 20 years in senior financial management roles for international wireless carriers and wireless technology development companies.  Prior to joining the Company, Mr. Harding served as Vice President, Network Finance and Vice President, Finance for Leap Wireless International.  He previously served ten years at QUALCOMM, Inc., where he held senior positions, including Vice President, Corporate Controller, Vice President Finance, CDMA and Vice President Finance, International.  Formerly, Mr. Harding served as Executive Vice President and CFO of Monitor Technologies, Inc., in addition to senior financial roles at LORAL Corporation.  Mr. Harding earned a bachelor degree in mathematics from the University of Massachusetts and an MBA from Alliant International University.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”), that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer.  Copies of our Code are available without charge upon requests directed to Investor Relations, 10350 Science Center Drive, Suite 210, San Diego, California  92121, and from our website at www.nextwave.com. Any amendments to, or waivers under, our Code which are required to be disclosed by the rules promulgated by the SEC will be disclosed on the Company’s website at www.nextwave.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial stockholders, we believe that during the fiscal year ended January 2, 2010, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

           The information contained in this Proxy Statement with respect to the charter of the Audit Committee, the description of the Audit Committee and the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such a filing.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Set forth below is certain information as of April 5, 2010, with respect to the beneficial ownership determined in accordance with Rule 13d-3 under the Exchange Act of our common stock by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock, (b) each director and nominee for director, (c) each of the executive officers named in the Summary Compensation Table on page 14 of this Proxy Statement and (d) all of our executive officers and directors as a group.  Unless otherwise stated, the business address of each person listed is c/o NextWave Wireless Inc., 10350 Science Center Drive, Suite 210, San Diego, California  92121.

	Securities Beneficially Owned
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Outstanding

Principal Security Holders:
Navation Inc. (1)	21,897,960	13.4%
Avenue Capital Group (2)	62,254,490	36.1%
Sola Ltd. (3)	16,726,663	9.9%

Officers, Directors and Nominees:
James C. Brailean (4)	740,413	*
Frank A. Cassou (5)	3,298,441	2.1%
Frances J. Harding (6)	494,329	*
Douglas F. Manchester (7)	7,883,972	4.8%
Jack Rosen (8)	865,623	*
Allen Salmasi (9)	31,394,401	19.0%
Robert T. Symington (10)	727,472	*
Carl E. Vogel (11)	729,167	*
William H. Webster (12)	850,040	1%
All directors and officers as a group	46,992,920	26.5%

* Less than 1%

The shares beneficially owned and ownership percentages reflected in the table above are based on the inclusion in the calculations for each individual or entity of (i) options held by such individual or entity that are exercisable within a period of 60 days from the record date, (ii) convertible Third Lien Notes held by such individual or entity that are convertible within a period of 60 days from the record date and (iii) warrants held by such individual or entity that are exercisable within a period of 60 days from the record date, as applicable.

(1)
The address for Navation, Inc. is c/o Mr. Alain Tripod, 15, rue Général-Dufour, Case Postale 5556, CH - 1211 Genéve 11, Switzerland. Includes 6,804,086 shares issuable upon conversion of Third Lien Notes.

(2)
Based on the Schedule 13D filed by Avenue Capital Group and its affiliates on November 19, 2008, as amended on December 18, 2009.  The address for Avenue Capital Group is 535 Madison Avenue, New York, NY 10022.  Robert T. Symington, a member of the NextWave Board of Directors, is a portfolio manager of an Avenue Capital Group affiliate.  Includes 13,608,170 shares issuable upon conversion of Third Lien Notes and 706,790 shares underlying options held by Mr. Symington that are exercisable within 60 days.  Marc Lasry is the managing member of Avenue Capital Management II GenPar, LLC, the general partner of Avenue Capital II and exercises voting and investment power over the securities beneficially owned by Avenue Capital II and by the funds thereof.

(3)
Based on the Schedule 13G filed by Solus Alternative Asset Management LP, Solus GP LLC and Christopher Pucillo on February 16, 2010.  The address for Sola Ltd is 430 Park Avenue, 9th  floor, New York, NY 10022.  Includes 6,250,000 shares held as common stock with the remainder being held as notes and warrants which were convertible into 10,476,663 shares of common stock.  Mr. Pucillo is the managing member of Solus GP LLC, the general partner of Solus Alternative Asset Management LP and exercises voting and investment power over the securities beneficially owned by Solus Alternative Asset Management LP.  The Third Lien Notes and warrants held by Sola Ltd. and its affiliates provide that in no event will any holder of such securities be entitled to receive common stock upon exercise or conversion to the extent (but only to the extent) that such receipt would cause Sola Ltd. and its affiliates to become, directly or indirectly, a beneficial owner of more than 9.9% of the shares of our common stock outstanding at such time.

(4)	Includes 733,332 shares underlying options that are exercisable within 60 days.

(5)	Includes 858,899 shares underlying options that are exercisable within 60 days.

(6)	Includes 494,329 shares underlying options that are exercisable within 60 days.

(7)
Represents shares held by Douglas F. Manchester directly and indirectly through each of Manchester Financial Group, LP and Manchester Grand Resorts, LP. Includes 12,743 shares underlying options to purchase our common stock, arising from the conversion of options to purchase CYGNUS common stock that were converted into NextWave options in November 2006, 6,804,086 shares issuable upon conversion of Third Lien Notes and 748,944 shares underlying options that are exercisable within 60 days.

(8)	Includes 690,457 shares underlying options that are exercisable within 60 days.

(9)
Allen Salmasi is Chief Executive Officer of Navation, Inc. Mr. Salmasi may be deemed to beneficially own the shares of common stock held or record by Navation, Inc. Represents shares held by Allen Salmasi directly and indirectly through Navation, Inc. Includes 6,804,086 shares issuable upon conversion of Third Lien Notes and 528,082 shares underlying options that are exercisable within 60 days.

(10)	Includes 706,790 shares underlying options that are exercisable within 60 days.

(11)	Includes 729,167 shares underlying options that are exercisable within 60 days

(12)	Includes 741,707 shares underlying options that are exercisable within 60 days.

EXECUTIVE COMPENSATION

This summary compensation table below provides information regarding the compensation program in place for Mr. Allen Salmasi, Chairman of the Board of Directors, Dr. James Brailean, our Chief Executive Officer, Chief Operating Officer and President, Mr. Frank Cassou, our Executive Vice President, Chief Legal Counsel & Secretary, and Francis J. Harding, our Executive Vice President and Chief Financial Officer (collectively, the “Named Executive Officers”).

2009 Summary Compensation Table

 The following table sets forth information with respect to the compensation of our Named Executive Officers for services in all capacities to us and our subsidiaries.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Allen Salmasi President, CEO & Chairman of the Board of Directors (3)	2009	$425,250	$0	$0	$143,086	$20,413	$588,749
	2008	$777,000	$0	$0	$0	$17,123	$794,123
James C. Brailean Chief Executive Officer, President and Chief Operating Officer (4)	2009	$405,000	$0	$0	$2,326,100	$13,671	$2,744,771
	2008	$363,575	$0	$0	$0	$12,125	$375,700
Frank A. Cassou EVP, Chief Legal Counsel & Secretary	2009	$520,020	$0	$0	$272,370	$20,298	$812,688
	2008	$491,940	$0	$0	$0	$17,123	$509,063
Francis J. Harding EVP, Chief Financial Officer (5)	2009	$328,168	$30,000	$0	$273,869	$13,610	$645,647

1.
The amounts reported in this column represent the aggregate grant date fair value of the options to purchase shares of Company common stock (the “Company Options”) granted to the Named Executive Officers and the aggregate grant date fair value of the option to purchase shares of common stock of our subsidiary PacketVideo Corporation (the “PacketVideo Option”) granted to Dr. Brailean during fiscal 2009. Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in calculating the grant date fair value amounts for the Company Options and the PacketVideo Option granted in fiscal 2009 are incorporated herein by reference to the discussion of those assumptions in footnote 13 to the financial statements contained in the Company's Annual Report on Form 10-K filed with the SEC on April 2, 2010. Note that the amounts reported in this column reflect the Company’s accounting cost for these options, and do not correspond to the actual economic value that will be received by the Named Executive Officers from the options. Company Options with an exercise price of $0.33 per share awarded to the Company’s executive officers on May 19, 2009 (the “May Option Grant Date”) were as follows: Dr. Brailean, 366,666 shares, of which 343,749 were exercisable and 22,917 were unexercisable as of the May Option Grant Date; Mr. Harding, 187,500 shares, of which 172,163 were exercisable and 15,337 were unexercisable as of the May Option Grant Date; Mr. Cassou, 387,783 shares, all of which were exercisable as of the May Option Grant Date; and Mr. Salmasi, 528,082 shares, all of which were exercisable as of the May Option Grant Date. The unexercisable portion of the option awarded to Dr. Brailean vested in equal installments over 2 months. The unexercisable portion of the option awarded to Mr. Harding will vest in equal installments over 24 months. Such Company Options will expire on May 18, 2019, if not previously exercised or forfeited. Company Options with an exercise price of $0.42 per share were awarded on August 4, 2009 to Mr. Harding, 600,000 shares, and Mr. Cassou, 450,000 shares, all of which will vest in 48 monthly installments. Such Company Options will expire on August 3, 2019, if not previously exercised or terminated. On September 1, 2009, Dr. Brailean was awarded an option to purchase 1,500,000 shares of PacketVideo common stock with an exercise price of $2.78 per share, of which one-fourth will vest on the first anniversary of the grant date. The remainder of the option will vest in 36 monthly installments thereafter. The PacketVideo Option will expire on August 31, 2019, if not previously exercised or terminated.

2.	The amounts reported in this column for fiscal 2009 and 2008, respectively, comprise health, disability, and life insurance premiums paid for each of the Named Executive Officers.

3.
On May 4, 2009, Mr. Salmasi assumed the role of Chairman with a special mandate relating to the maximization of the value of the Company’s wireless spectrum assets. In connection with the March 2010 Amendment to our secured notes, Mr. Salmasi’s compensation has subsequently been reduced to a level commensurate to that of our independent directors.

4.	On May 4, 2009, Dr. Brailean assumed the role of Chief Executive Officer, Chief Operating Officer and President.

5.	On May 4, 2009, Mr. Harding assumed the role of Chief Financial Officer.

Narrative to Summary Compensation Table

In fiscal 2009, the primary components of our executive compensation program were:

•	base salary

•	annual incentives

•	equity compensation

•	other benefits

Base Salary

We use base salary to fairly and competitively compensate our executives, including the Named Executive Officers, for the jobs we ask them to perform.  We view base salary as the most stable component of our executive compensation program, as this amount is not at risk.  We believe that the base salaries of our executives should be targeted at or above the median of base salaries for executives in similar positions with similar responsibilities at comparable companies, consistent with our compensation philosophy.  Because of our emphasis on performance-based compensation for executives, base salary adjustments are generally made only when we believe there is a significant deviation from the market or an increase in responsibility. The Compensation Committee reviews the base salary levels of our executives each year to determine whether an adjustment is warranted or necessary.

In May 2009, Mr. Salmasi assumed the role of Chairman of the Board of Directors with a special mandate relating to the maximization of the value of the Company’s wireless spectrum assets, and his base salary was accordingly reduced.  Also in May 2009, Dr. Brailean assumed the role of Chief Executive Officer, Chief Operating Officer and President of the Company and his base salary was increased in recognition of his increased responsibilities.  Mr. Harding assumed the role of Chief Financial Officer of the Company in May 2009 and his base salary was increased in recognition of his increased responsibilities in this role and as a result of the Company’s global restructuring and divestiture initiatives.

Annual Incentives

The Compensation Committee has the authority to make discretionary annual incentive awards to our executives, including the Named Executive Officers, after the end of the fiscal year, once the financial results for the year are available.  While we do not have a formal bonus plan for making these awards, typically we follow the same general process for making the awards each year.  Using the target annual incentive award opportunities and the Company’s financial and operational performance for the completed fiscal year, our CEO establishes a proposed total bonus pool amount and tentative award allocations among our employees, including our executives (except with respect to his own award). The proposed total bonus pool amount and the tentative award allocations are subject to the approval of the Compensation Committee. These awards are intended to reward our employees and executives for achieving strategic and operational objectives during the year. Our CEO also evaluates the performance of each of our executives in order to formulate award recommendations for the Compensation Committee.

Due to our global restructuring initiatives and our overall need to reduce operating costs, the decision was made not to pay annual incentive awards for fiscal 2008 performance.  Mr. Harding received an annual incentive award in 2009 for retention purposes given his expanded role with the Company. The form of payment for our annual incentive awards is subject to the discretion of the Compensation Committee. In the past, the Compensation Committee has elected to pay out the annual incentive awards in fully-vested shares of the Company’s common stock and cash.

Equity Compensation

We use equity compensation to promote an ownership culture that encourages long-term decision-making and building shareholder value.  Through our equity compensation plan, we provide designated employees, including our executives, with equity incentives that help align their interests with those of our stockholders.  Our practice has been to grant equity awards to new hires in an amount appropriate to their job level and responsibilities.  Additional equity awards have been granted in connection with promotions (to make the total long term equity incentive held by such individual commensurate with other individuals in their new pay grade) and in lieu of annual cash incentive awards.

We believe that the opportunity to acquire equity creates and maintains an environment that motivates our employees to stay with the organization and provides a key incentive to them to promote our long-term success and build shareholder value.  By providing employees a direct stake in our economic success, equity compensation assures a closer identification of their interests with those of the Company and our stockholders, stimulate their efforts on our behalf, and strengthen their desire to remain with us.

On May 19, 2009, the Compensation Committee met to consider equity incentive compensation for officers and employees of the Company.  The Compensation Committee considered the Company’s substantial completion of its global restructuring efforts, the desire to provide officers and employees a continued equity incentive to best align their interests with Company stockholders, and the extent to which the Company’s existing options were substantially underwater (with a weighted average exercise price of $6.42, as compared to the closing price of a share of Company common stock on NASDAQ of $0.33 on May 19).  After considering these factors, and various alternatives, the Compensation Committee approved the grant of new options to purchase an aggregate of 6,378,516 shares of the Company’s common stock at an exercise price of $0.33 per share (the “New Stock Options”) pursuant to the NextWave Wireless Inc. 2005 Stock Incentive Plan.  Each officer and employee received a New Stock Option to purchase a number of shares equal to the aggregate number of shares currently subject to options held by such employee, with commensurate vesting terms.  The New Stock Options will expire on May 18, 2019, if not previously exercised or forfeited.

Other Benefits

Historically, we have not provided retirement benefits to our executives, including the Named Executive Officers.  However, we offer all of our U.S. employees, including the Named Executive Officers, the opportunity to participate in our tax-qualified defined contribution plan, a Section 401(k) savings plan.  This plan serves as the primary vehicle for our employees to accumulate retirement benefits.  Currently, we do not match any employee contributions (including contributions of the Named Executive Officers) made to the Section 401(k) plan.  We believe that the total amount of retirement benefits made available to our executives, including the Named Executive Officers, under this plan, when added to our equity awards, is consistent with the level of total compensation that we seek to provide to our executives.

We provide medical, disability and life insurance benefits to our executives, including the Named Executive Officers, on the same terms and conditions as are generally available to all of our salaried employees.

Employment, Severance and Change-in-Control Agreements

Except with respect to Mr. Harding, our Chief Financial Officer, our executives are not parties to employment, severance or change in control agreements.

On May 4, 2009, we promoted Francis J. Harding to the role of Chief Financial Officer. In addition to his new responsibilities, Mr. Harding will continue to maintain his role as our Executive Vice President, Corporate Controller and Chief Accounting Officer. On May 6, 2009 we entered into a letter agreement with Mr. Harding detailing certain terms governing the employment relationship between NextWave and Mr. Harding (the “Letter Agreement”).

 The initial term of the Letter Agreement is three years, subject to extension for all periods beyond the conclusion of the term that Mr. Harding remains employed by us. As part of the Letter Agreement, Mr. Harding was entitled to a one time retention payment of $30,000 and a base salary of $153.00 per hour, effective as of January 1, 2009.

If Mr. Harding’s employment with us is terminated for Good Reason, as defined in the Letter Agreement, or without Cause, as defined in the Letter Agreement, then we will pay to Mr. Harding (i) all accrued salary and wages as of the date of termination; (ii) accrued vacation as of the date of termination and (iii) six months of Mr. Harding’s base salary. Additionally, we will provide continued medical, dental, and vision insurance coverage for Mr. Harding for six months from the date of the termination of his employment. Furthermore, if Mr. Harding’s employment is terminated without Cause or for Good Reason or upon the conclusion of the term of the Letter Agreement, we will retain Mr. Harding as a independent contractor consultant, subject to execution of a mutually agreeable contract, whereupon Mr. Harding will provide general managerial and financial consultancy services to NextWave for the six month period following the termination of Mr. Harding’s employment with us. Mr. Harding would be compensated $5,000 per week to perform such services.  If such services provided by Mr. Harding exceed twenty hours per week, we will compensate Mr. Harding with an additional payment of $250 per hour for every hour worked by Mr. Harding in excess of twenty hours per week.  In the event that we terminate Mr. Hardings’s employment for Cause, the Letter Agreement provides that we will pay Mr. Harding all of his accrued wages and salary that he is owed as part of his employment with us.

For more information about this arrangement, see the discussion of Potential Payments Upon Termination or Change in Control and the accompanying narrative on page 19 of this Proxy Statement.

Both the NextWave Wireless Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) and the NextWave Wireless 2007 New Employee Stock Incentive Plan (the “2007 New Employee Stock Incentive Plan”) provide for immediate and full vesting of all outstanding stock options upon a change in control of the Company (as defined in the plans).  This provision applies to all of the outstanding stock options held by our executives, including the Named Executive Officers.  We believe that this arrangement is important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Rule 10b5-1 Trading Plans

Our executives, including the Named Executive Officers, may implement a trading plan under Exchange Act Rule 10b5-1 subject to pre-clearing the plan with the Company’s Vice President—Investor Relations. Such plans may be implemented as long as they are entered into (i) when the executive is not in possession of material nonpublic information about the Company and (ii) during one of the Company’s an open trading periods.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Federal tax code prevents the Company from taking a tax deduction for certain non-performance-based compensation in excess of $1 million in any fiscal year paid to the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer).  While we generally seek to ensure the deductibility of the incentive compensation paid to our executives, the Compensation Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practice, our compensation philosophy and the best interests of stockholders even if these amounts are not fully tax deductible.

2009 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information as to the equity awards held by each of the Named Executive Officers as of the end of fiscal 2009:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Option Exercise Price ($)	Option Expiration Date
Allen Salmasi
April 13, 2005	416,666	0	$6.00	4/12/15
April 27, 2006	111,416	0	6.00	4/26/16
May 19, 2009	528,082	0	$0.33	5/18/19
Frank A. Cassou
April 13, 2005	333,333	0	$6.00	4/12/15
April 27, 2006	54,450	0	6.00	4/26/16
May 19, 2009	387,783	0	$0.33	5/18/19
August 4, 2009	450,000	412,500	$0.42	8/3/19
James C. Brailean
July 20, 2005	366,666	0	$6.00	7/19/12
May 19, 2009	366,666	0	$0.33	5/18/19
September 1, 2009(3)	0	1,500,000	$2.78	8/31/19
Francis J. Harding
August 1, 2005	83,333	0	$6.00	7/31/15
April 27, 2006	84,722	0	$6.00	4/26/16
May 24, 2007	19,445	6,887	$9.00	5/23/17
May 19, 2009	187,500	0	$0.33	5/18/19
August 4, 2009	600,000	550,000	$0.42	8/3/19

(1)
The Company Options granted on April 13, 2005 were immediately exercisable in full as of the option grant date, subject to an unvested share repurchase right (at the option exercise price) in favor of the Company in the event that the Named Executive Officer terminated employment with the Company for any reason prior to the fourth anniversary of the date of grant.  This repurchase right expired in 48 equal monthly installments over a four year period commencing on the date of grant, beginning on May 13, 2005.  As of January 2, 2010, Messrs. Salmasi and Mr. Cassou had no shares that were subject to this repurchase right. The Company Options granted on April 27, 2006 were granted in lieu of a cash incentive award for performance in fiscal 2005 and were vested in full as of the option grant date.

(2)
The Company Option granted on July 20, 2005 is exercisable in 48 equal monthly installments over a four year period commencing on the date of grant, beginning on August 20, 2005.  The Company Options granted on May 19, 2009 were immediately exercisable in full as of the option grant date, with the exception of 25,667 options granted to Dr. Brailean and 15,000 options granted to Mr. Harding.  The unexercisable portion of the Company Option awarded to Dr. Brailean vested in equal monthly installments over two months commencing on the date of grant, beginning on June 19, 2009. The unexercisable portion of the Company Option awarded to Mr. Harding will vest in equal monthly installments over 24 months commencing on the date of grant, beginning on June 19, 2009.  The Company Options granted on August 4, 2009 become exercisable in 48 equal monthly installments over a four year period commencing on the date of grant, beginning on September 4, 2009.

(3)
One-fourth of the PacketVideo Option granted on September 1, 2009 is exercisable commencing one year after the date of grant, beginning on September 1, 2010. The remaining shares become exercisable in 36 monthly installments thereafter.

2009 OPTION EXERCISES AND STOCK VESTED TABLE

None of our Named Executive Officers exercised options to purchase our common stock or held restricted stock awards subject to vesting during fiscal 2009.

2009 PENSION BENEFITS TABLE

The Company did not sponsor any defined benefit pension plans for its employees, including the Named Executive Officers, during fiscal 2009.

2009 NONQUALIFIED DEFERRED COMPENSATION TABLE

The Company did not maintain any nonqualified defined contribution plan for its employees, including the Named Executive Officers, during fiscal 2009.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE IN CONTROL

Except for the Letter Agreement between the Company and Francis J. Harding, as described on page 16 of this Proxy Statement, the Company does not maintain any contracts, agreements, plans, or arrangements that provide for payments to the Named Executive Officers at, following, or in connection with any termination of employment, including, without limitation, resignation, severance, retirement, or a constructive termination of a Named Executive Officer, or a change in control of the Company or a change in the Named Executive Officers responsibilities, except for the accelerated vesting of equity awards under the circumstances described below.

Upon the voluntary termination of employment of any of our executives, including the Named Executive Officers, any unvested portion of any outstanding stock options held by an executive is cancelled and the employee has 90 days from the date of termination of employment in which to exercise the vested portion of any such options.  After the expiration of the 90-day period, the vested portion of any such options that remains unexercised is cancelled.  The Company may, in the discretion of our Board of Directors of the Company and the Compensation Committee of the Board, accelerate the vesting of any unvested portion of any outstanding stock option upon an executive’s termination of employment.

Both the Company’s 2005 Stock Incentive Plan and 2007 New Employee Stock Incentive Plan provide that, in the event of a change in control of the Company (as defined in the respective plan), any unvested portion of any outstanding stock option shall immediately vest in full.  This provision applies to all of the outstanding stock options held by our employees, including the Named Executive Officers.  We believe that this arrangement is an important recruitment and retention device, as most of the companies with which we compete for talent have similar arrangements in place for their senior employees.

The following table sets forth the potential estimated payments and benefits to which each Named Executive Officer would be entitled upon a change in control of the Company, as a result of this vesting acceleration provision.

Name	Number of Unvested Option Shares (#)	Intrinsic Value of Options Shares Based on Accelerated Vesting as of January 2, 2010 ($) (1)
Allen Salmasi	0	$0.00
Frank A. Cassou	0	$0.00
James C. Brailean	0	$0.00
Francis J. Harding	480,671	$0.00

(1)	For purposes of this calculation, the following assumptions were used:

▪	the date of the change in control of the Company was January 2, 2010;
▪
the market price per share of the Company’s common stock on the date of the change in control was equal to the last reported sale price for the shares of the Company’s common stock on December 26, 2008 ($0.08 per share);

▪	the number of unvested shares of the Company’s common stock as of January 2, 2010 was the number of shares that were subject to the Company’s unvested share repurchase right as of that date; and

▪
the value of the accelerated vesting of outstanding stock options is the intrinsic value of the options as of January 2, 2010 (that is, the value based upon the last reported sale price for the shares of the Company’s common stock on January 2, 2010 less the option exercise price).

The amounts reported in the table above do not include payments and benefits to the extent they may be provided on a non-discriminatory basis to all of the Company’s salaried employees generally upon termination of employment.  These payments and benefits may include accrued salary and vacation pay and welfare benefits provided to all former employees, including medical and dental insurance and life insurance coverage.

2009 Director Compensation Table

The following table sets forth, for the fiscal year ended January 2, 2010, the total compensation of the non-employee members of the Company’s Board of Directors:

Name (1)	Fees Earned or Paid in Cash ($) (2)	Option Awards ($) (3)	Total ($)
Douglas F. Manchester	$76,750	$152,962	$229,712
Jack Rosen	$74,750	$143,785	$218,535
Robert T. Symington	$81,500	$146,385	$227,885
Carl E. Vogel	$10,417	$1,289,868	$1,300,285
William H. Webster	$81,500	$156,892	$238,392

(1)	As employees of the Company, Mr. Salmasi and Dr. Brailean received no compensation for serving as members of the Company’s Board of Directors.

(2)
The Company’s standard fee arrangements for non-employee directors are as follows: a $2,000 cash fee for each Board meeting attended in person, a $1,000 cash fee for each telephonic Board meeting attended, and a $750 cash fee for each Board committee meeting attended. In January 2009 the Board of Directors also approved a $40,000 annual retainer for each non-employee director.  Also in January of 2009, the non-employee directors (other than Mr. Vogel) also received an annual stock option grant of 350,000 shares of the Company’s common stock for service on the Board of Directors, with 200,000 shares subject to immediate vesting and 150,000 shares subject to vesting over one year in equal monthly increments.  In addition, each non-employee director (except for Mr. Vogel) received an annual stock option grant of 8,500 shares of the Company’s common stock for service on each Board committee in respect of their fiscal 2008 service.  The Board also granted to Mr. Vogel an option to purchase an aggregate of 2.5 million shares of the Company’s common stock pursuant to the Company’s 2005 Stock Incentive Plan subject to vesting in 24 equal monthly installments.

(3)
The amounts reported in the Option Awards column represent the aggregate grant date fair value of the Company Options granted to the non-employee directors during fiscal 2009.  Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made in calculating the grant date fair value amounts for the Company Options granted in fiscal 2009 and in prior years are incorporated herein by reference to the discussion of those assumptions in footnote 13 to the Company’s financial statements as contained in the 2009 Form 10-K filed with the SEC on April 2, 2010. Note that the amounts reported in this column reflect the Company’s accounting cost for these Company Options, and do not correspond to the actual economic value that will be received by the non-employee directors from the Company Options.

The aggregate number of stock options outstanding as of January 2, 2010 for each of the non-employee directors was as follows:

Name	Number of Shares Underlying Outstanding Options
Douglas F. Manchester (a)	751,652
Jack Rosen (b)	693,165
Robert T. Symington (c)	709,498
Carl E. Vogel (d)	2,500,000
William H. Webster (e)	744,832

(a)
Includes an option to purchase 12,743 shares of the Company’s common stock with an exercise price of $1.96 per share, granted on September 15, 2004; an option to purchase 50,000 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 13, 2005; an option to purchase 8,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 27, 2006; an option to purchase 52,000 shares of the Company’s common stock with an exercise price of $11.80 per share granted on February 26, 2007; an option to purchase 65,000 shares of the Company’s common stock with an exercise price of $4.79 per share granted on March 28, 2008; an option to purchase 375,500 shares of the Company’s common stock with an exercise price of $0.31 per share granted on January 12, 2009; and an option to purchase 188,076 shares of the Company’s common stock with an exercise price of $0.38 per share granted on June 11, 2009.

(b)
Includes an option to purchase 33,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 13, 2005; an option to purchase 8,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 27, 2006; an options to purchase 43,500 shares of the Company’s common stock with an exercise price of $11.80 per share granted on February 26, 2007; an option to purchase 8,500 shares of the Company’s common stock with an exercise price of $9.00 per share granted on May 24, 2007;  an option to purchase 65,000 shares of the Company’s common stock with an exercise price of $4.79 per share granted on March 28, 2008; an option to purchase 375,500 shares of the Company’s common stock with an exercise price of $0.31 per share granted on January 12, 2009; and an option to purchase 158,999 shares of the Company’s common stock with an exercise price of $0.38 per share granted on June 11, 2009.

(c)
Includes an option to purchase 33,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 13, 2005; an option to purchase 16,666 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 27, 2006; an option to purchase 52,000 shares of the Company’s common stock with an exercise price of $11.80 per share granted on February 26, 2007; an option to purchase 65,000 shares of the Company’s common stock with an exercise price of $4.79 per share granted on March 28, 2008; an option to purchase 375,500 shares of the Company’s common stock with an exercise price of $0.31 per share granted on January 12, 2009; and an option to purchase 166,999 shares of the Company’s common stock with an exercise price of $0.38 per share granted on June 11, 2009.

(d)	Includes an option to purchase 2.5 million shares of the Company’s common stock with an exercise price of $0.59 per share, granted on November 11, 2009.

(e)
Includes an option to purchase 50,000 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 13, 2005; an option to purchase 8,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 27, 2005; an option to purchase 60,500 shares of the Company’s common stock with an exercise price of $11.80 per share granted on February 26, 2007; an option to purchase 75,000 shares of the Company’s common stock with an exercise price of $4.79 per share granted on March 28, 2008; an option to purchase 384,000 shares of the Company’s common stock with an exercise price of $0.31 per share granted on January 12, 2009; and an option to purchase 166,999 shares of the Company’s common stock with an exercise price of $0.38 per share granted on June 11, 2009.

Perquisites and other personal benefits provided to each of the non-employee directors in fiscal 2009 were, in the aggregate, less than $10,000 per director.

TRANSACTIONS WITH RELATED PERSONS

On March 16, 2010, we entered into an Amendment and Limited Waiver (the “Amendment and Waiver”) to the agreements governing our Senior Notes, Second Lien Notes and Third Lien Notes. In connection with the Amendment and Waiver, we entered into a Commitment Letter with Avenue Capital Management II, L.P., acting on behalf of its managed investment funds signatory thereto, and Solus Core Opportunities Master Fund Ltd (“Solus”) and its affiliates and co-investors, to provide up to $25.0 million in additional financing through the purchase of the Senior Incremental Notes (the “Commitment Letter”).  Avenue Capital Management II, L.P., is an affiliate of Avenue Capital. Robert Symington, a portfolio manager with Avenue Capital, is a member of our Board of Directors. As of January 2, 2010, Avenue Capital and its affiliates held shares representing approximately 36.1% of our issued and outstanding common stock, approximately $82.3 million, or 51.1% of the aggregate principal amount of our Senior Notes, approximately $93.9 million, or 78.1% of the aggregate principal amount of our Second Lien Notes and approximately $134.7 million, or 28.2% of the aggregate principal amount of our Third Lien Notes.  As of January 2, 2010, Solus beneficially owned shares representing approximately 9.9% of our issued and outstanding common stock, approximately $27.3 million, or 16.9% of the aggregate principal amount of our Senior Lien Notes, approximately $26.3 million, or 21.9% of the aggregate principal amount of our Second Lien Notes and approximately $55.2 million, or 11.5% of the aggregate principal amount of our Third Lien Notes.  The terms of the Commitment Letter provide that we will be entitled to borrow up to $25.0 million in one or more borrowings after March 16, 2010 but prior to July 31, 2010, upon 10 business days notice.  As with the other Senior Notes, amounts outstanding under the Senior Incremental Notes will bear interest at a rate of 15% per annum, payable in kind unless we elect to pay cash, and will be secured by a first lien on the same assets securing the our Senior Notes, on a pari passu basis.   No commitment fee or structuring fee is payable in connection with the Commitment Letter.

As consideration for the Amendment and Waiver, we paid an amendment fee to each of Avenue Capital, Solus, Douglas F. Manchester, a member of our Board of Directors and Navation, Inc. (“Navation”), an entity owned by Allen Salmasi, our Chairman, through the issuance of additional Notes under the applicable Note Agreements in an amount equal to 2.5% of the outstanding principal and accrued and unpaid interest on such holder’s existing Notes as of March 16, 2010.  The Fee Notes were paid on March 16, 2010 by the issuance of Senior Notes, Second Lien Notes and Third Lien Notes to Avenue Capital, Solus, Mr. Manchester and Navation, and will accrue interest and become payable in accordance with the terms of the respective Note Agreements.  Avenue Capital received $2.3 million in Senior Notes, $2.8 million in Second Lien Notes and $3.8 million in Third Lien Notes.  Solus received $0.7 million in Senior Notes, $0.8 million in Second Lien Notes and $1.5 million in Third Lien Notes.  Mr. Manchester and Navation each received $1.9 million in Third Lien Notes.  The transactions contemplated by the Amendment and Waiver and the Commitment Letter were approved and recommended to our Board of Directors by an independent committee consisting of members of the Board of Directors who do not have any direct or indirect economic interest in the Notes.

In July 2009, we issued additional Second Lien Notes due 2010 in the aggregate principal amount of $15.0 million, on the same financial and other terms applicable to our existing Second Lien Notes. The Incremental Purchaser was Avenue AIV US, L.P., an affiliate of Avenue Capital. In connection with the issuance of the Incremental Notes in July 2009, we issued warrants to purchase 7.5 million shares of our common stock at an exercise price of $0.01 per share to the purchaser of the Incremental Notes. The grant-date fair value of the warrants, which totaled $3.5 million, was recorded to additional paid-in capital and reduced the carrying value of the Second Lien Notes, and is recognized as additional interest expense over the remaining term of the Second Lien Notes. During the year ended January 2, 2010 Avenue AIV US, L.P. exercised all of these warrants to purchase 7.4 million shares of common stock for 0.1 million net common shares withheld.

We entered into a binding commitment letter dated as of March 27, 2009, with Navation, Inc., an entity controlled by Allen Salmasi, our Chairman, to provide up to $15 million in working capital financing.  The terms of the commitment letter provided that we will be entitled to borrow up to $15 million in one or more borrowings after June 1, 2009, subject to conditions including the completion of definitive documentation.  As a condition to such commitment we agreed to pay a commitment fee of $750,000 to Navation, Inc.  The terms of the commitment letter also provided that Mr. Salmasi will be nominated to serve an additional three-year term as Chairman of the Board of Directors, subject to stockholder approval at our annual meeting of stockholders, and that Navation, Inc. will have a right of first refusal to purchase the assets of our semiconductor business.  The Company did not borrow under the commitment letter and issued additional Second Lien Notes in July 2009 as an alternative financing.

Under the terms of the purchase agreements for our Senior Notes and Second Lien Notes, we were required to enter into binding agreements to effect asset sales generating net proceeds of at least $350 million no later than March 31, 2009 and consummate such sales no later than six months following execution of such agreements, unless closing is delayed solely due to receipt of pending regulatory approvals (the “Asset Sale Condition”). We did not meet the Asset Sale Condition. As a result, pursuant to the terms of the note purchase agreements, the interest rate on the Senior Notes increased by 200 basis points effective March 31, 2009 and, on April 8, 2009, we issued additional warrants to purchase an aggregate of 10.0 million shares of our common stock at an exercise price of $0.01 per share to the purchasers of the Second Lien Notes. Of the warrants issued, 7.5 million were issued to Avenue AIV US, L.P. The grant-date fair value of the warrants, which totaled $1.7 million, was recorded to additional paid-in capital and reduced the carrying value of the Second Lien Notes, and is recognized as additional interest expense over the remaining term of the Second Lien Notes. During the year ended January 2, 2010 Avenue AIV US, L.P. exercised all of these warrants to purchase 7.4 million shares of common stock for 0.1 million net common shares withheld.

On December 24, 2008, we sold a controlling interest in our IPWireless subsidiary to IPW Holdings, Inc. (“IPW Holdings”) and an affiliate of IPW Holdings, for an upfront cash payment of approximately $1.1 million, plus future cash payments of up to $0.5 million for reimbursement of transaction-related expenses.  IPW Holdings was formed by the senior management team of IPWireless, including Dr. William Jones, Ph.D. Dr. Jones resigned from his positions as a member of our Board of Directors and as chief executive officer of our NextWave Networks Products division concurrent with the closing of the sale.

Of the Second Lien Notes issued in October 2008, Second Lien Notes in the aggregate principal amount of $78.9 million were purchased by Avenue AIV US, L.P. The issuance of the Second Lien Notes and related transactions were approved by an independent committee of our Board of Directors. Additionally, in connection with the Second Lien Notes issuance, we issued warrants to purchase of 30.0 million shares of our common stock and paid $5.6 million in fees to Avenue AIV US, L.P. During the year ended January 2, 2010 Avenue AIV US, L.P. exercised all of these warrants to purchase 29.4 million shares of common stock for 0.6 million net common shares withheld.

Of our Series A Preferred Stock issued and sold in March 2007, 14%, 14% and 28% of the shares were sold respectively, to Navation, Manchester Financial Group and affiliates of Avenue Capital. These parties also participated on a pro rata basis in the exchange of our Series A Preferred Stock for the Third Lien Notes in November 2008, which was approved by an independent committee of our Board of Directors.

REPORT OF THE AUDIT COMMITTEE

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended January 2, 2010.

Review with Management

The Audit Committee reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements.  Ernst & Young LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee also received the written disclosures and the letter from Ernst &Young LLP which is required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Ernst & Young LLP their independence.  The Audit Committee also concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its subsidiaries, as described in this Proxy Statement, is compatible with Ernst & Young LLP’s independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that its audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

Carl E. Vogel, Chairman
Douglas F. Manchester
William H. Webster

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees (in thousands) for services related to fiscal years 2008 and  2007 provided by Ernst & Young LLP, our principal accountants.

	Fiscal 2008	Fiscal 2007
Audit Fees (1)	$1,728	$1,713
Audit-Related Fees (2)	$116	$105
Tax Fees (3)	$0	$0
All Other Fees (4)	$0	$0

(1)
Audit Fees represent fees billed for professional services rendered for the audit of our annual consolidated financial statements, including reviews of our quarterly financial statements, as well as audit services provided in connection with other regulatory filings in connection with our fiscal 2008 and 2007 filings of registration statements on Form 10, Form S-1, Form S-3, Form S-4, Form S-8 and current reports on Form 8-K.

(2)	Audit-Related Fees represent fees billed for assurance services related to the audit of our financial statements.

(3)	Tax Fees represent fees for professional services related to tax reporting, compliance and transaction services assistance.

(4)	All Other Fees represent fees for services provided to us not otherwise included in the categories above.

The Audit Committee of the Board of Directors has adopted a formal policy concerning the approval of audit and non-audit services to be provided by our principal accountant, Ernst & Young LLP. The policy requires that all services Ernst & Young LLP may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young LLP during fiscal 2009 and fiscal 2008.

Securities Authorized for Issuance Under Equity Compensation Plan

The Company granted options exercisable to purchase 15,419,632 shares of common stock through 400 stock option awards under all of its compensation plans during the fiscal year ended January 2, 2010.  Information about our equity compensation plans at January 2, 2010 is as follows:

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	17,844,966	$1.95	518,537
Equity compensation plans not approved by security holders (2)	3,397,256	$6.14	9,770,000
Total	21,242,222	$2.62	10,288,537

(1)       In June 2006, NextWave Wireless LLC unit holders approved 20 million Units (approximately 3,333,333 shares of our common stock) issuable upon the exercise of options to be granted pursuant to the NextWave Wireless LLC 2005 Units Plan (the “2005 Units Plan”).  The remaining Units issuable pursuant to the 2005 Units Plan were approved by the United States Bankruptcy Court (the “Bankruptcy Court”) in April 2005 in connection with the plan of reorganization of NextWave Telecom, Inc. and its subsidiaries, including NextWave Wireless LLC.  On November 13, 2006, NextWave Wireless LLC merged with and into NextWave Wireless

Inc, and the 2005 Units Plan was assumed by NextWave Wireless Inc., becoming the 2005 Stock Incentive Plan.  In May of 2007, NextWave Wireless Inc. stockholders approved an amendment to the 2005 Stock Incentive Plan to increase the number of shares of common stock available for issuance from 12,500,000 to 27,500,000.  Thus, 15,333,333 shares of our common stock issued or available for issuance pursuant to grants under the 2005 Stock Incentive Plan have been approved by stockholders.

(2)       The remaining 9,166,666 shares of common stock issuable pursuant to the grant of options under the 2005 Stock Incentive Plan were approved in April 2005 by the Bankruptcy Court in connection with the plan of reorganization as described above.  The 2005 Stock Incentive Plan provides for the issuance of nonqualified stock options, or restricted, performance-based, bonus, phantom or other stock-based awards to directors, employees and consultants of NextWave. Thus, 9,166,666 shares of our common stock issued or available for issuance pursuant to grants under the 2005 Stock Incentive Plan have not been approved by our stockholders.

  In July 2005, NextWave acquired PacketVideo Corporation, which became our wholly-owned subsidiary following the closing of the acquisition.  In August 2005, the Board of Directors of PacketVideo Corporation adopted the PacketVideo Corporation 2005 Equity Incentive Plan (the “PacketVideo Plan”), pursuant to which employees of PacketVideo Corporation  were authorized to receive up to 1,375,000 shares of our common stock upon the exercise of stock options and similar rights (after giving effect to the conversion described below).  The PacketVideo Plan was subsequently amended on two occasions to increase the aggregate number of authorized shares to a total of 1,833,333 shares of our common stock. Pursuant to the terms of the PacketVideo Plan, on January 3, 2007, when we listed our common stock on the Nasdaq Global Market, each outstanding option, exercised or not, under the PacketVideo Plan was automatically converted from an option or other award to purchase PacketVideo common stock into an option or other award to purchase shares of NextWave common stock.  The PacketVideo Plan was not approved by our stockholders.

Under the NASDAQ Marketplace Rules, listed issuers are permitted to grant compensatory equity to new employees for the purpose of inducing such persons to enter into an employment relationship with the issuer without stockholder approval.  The 2007 New Employee Stock Incentive Plan described below was adopted by NextWave without stockholder approval pursuant to the inducement exemption.

In February 2007, NextWave adopted the 2007 New Employee Stock Incentive Plan to offer shares of NextWave common stock for equity awards to our new hires and the new hires of our subsidiaries, including new employees who have joined us in connection with acquisitions.  The 2007 New Employee Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors of NextWave, and provides for the grant of up to 2,500,000 shares of NextWave common stock to our new hires as compensatory equity aimed at inducing such persons to enter into an employment relationship with us.  This plan was then amended to provide up to 5,000,000 shares of NextWave common stock to our new hires.

As of January 2, 2010, options to acquire a total of 112,982 shares of common stock are issued and outstanding under the 2007 New Employee Stock Incentive Plan, leaving 4,887,018 options available for future grant under the plan.

 PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the selection of Ernst & Young LLP, as the independent registered public accounting firm to audit our accounts and those of our subsidiaries for the fiscal year ending January 1, 2011.  The Audit Committee approved the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010.  Ernst & Young LLP is currently our independent registered public accounting firm.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO
 THE CERTIFICATE OF INCORPORATION
 TO EFFECT A REVERSE STOCK SPLIT

The Company’s Board of Directors has adopted a resolution approving and recommending to the Company’s stockholders for their approval an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) which would effect a reverse stock split of its issued and outstanding common stock at a ratio of one for seven (1:7), and in connection therewith, would reduce its authorized shares of common stock by the same ratio from 400,000,000 to 57,142,857 shares and increase the par value per share of the common stock by the same ratio from $0.001 per share to $0.007 per share. The Board of Directors’ primary purpose in proposing the reverse stock split is to raise the per share trading price of the Company’s common stock to better enable the Company to maintain the listing of its common stock on The NASDAQ Stock Market LLC (“NASDAQ”).

If it is approved by the stockholders, the reverse stock split, including the reduction in the number of shares of authorized common stock and increase in the par value per share of common stock, will be accomplished by the filing of an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board of Directors reserves the right to abandon the reverse stock split or to delay the reverse stock split for up to six months after the annual meeting if it determines that it is in the best interests of the Company and the stockholders to do so. See “Board of Directors Discretion.”

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as that stockholder held immediately before the reverse stock split.

The form of the proposed amendment to the Certificate of Incorporation to accomplish the reverse stock split is attached to this Proxy Statement as  Appendix A. The following discussion is qualified in its entirety by the full text of the proposed amendment to the Certificate of Incorporation, which is hereby incorporated by reference.

Purposes of the Reverse Stock Split

NASDAQ Listing.  The Board of Directors’ primary objective in proposing the reverse stock split is to raise the per share trading price of the Company’s common stock to better enable the Company to maintain the listing of its common stock on NASDAQ. The Company’s common stock is currently listed on The NASDAQ Global Market. On October 7, 2008, we received a Staff Deficiency Letter from NASDAQ notifying us that we were not in compliance with NASDAQ’s Marketplace Rule 5450(a)(1) (the “Rule”) because the closing bid price for our Common Stock had, for the preceding 30 consecutive business days, closed below the minimum $1.00 per share requirement for continued listing. In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), we were provided a period of 180 calendar days to regain compliance. On October 16, 2008, NASDAQ announced that they had suspended the enforcement of the Rule until January 19, 2009, and as a result, the period during which we had to regain compliance was extended to July 10, 2009. On July 15, 2009, NASDAQ announced that they had determined to continue the temporary suspension of the Rule until July 31, 2009, and as a result, the period during which we had to regain compliance was extended to January 21, 2010. On January 22, 2010, we received a Staff Determination letter from the Listing Qualifications Department of NASDAQ indicating that our common stock would be subject to delisting from The NASDAQ Global Market because of non-compliance with the Rule, unless we requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) by the close of business on January 29, 2010.  We requested a hearing on the matter and such hearing occurred on February 25, 2010. On March 26, 2010, the Panel granted our request for continued listing, subject to the conditions that on or before May 1, 2010, we must inform the Panel that we have filed a proxy statement for our annual meeting of stockholders including a vote on a reverse stock split in a ratio sufficient to meet the $1.00 per share requirement for continued listing and on or before July 21, 2010, we must have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days.  If we are unable to meet these exception requirements, the Panel will issue a final determination to delist and suspend trading of our common stock.

The reverse stock split is intended to raise the bid price of the common stock to satisfy the $1.00 minimum bid price requirement. However, there can be no assurance that the reverse stock split, if implemented, will have the desired effect of sufficiently raising the common stock price. The effect of a reverse stock split upon the market price of the common stock cannot be predicted with any certainty. The market price of the common stock may vary based on other factors that are unrelated to the number of shares outstanding, including the Company’s future performance. The Company also cannot assure you that the common stock will not be delisted due to a failure to meet other continued listing requirements even if after the reverse stock split the market price per share of the common stock remains in excess of $1.00. If a delisting from NASDAQ were to occur, the Company may seek to have the common stock traded on the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient and liquid than the NASDAQ Global Market or the NASDAQ Capital Market.

Even if the closing bid price of the common stock satisfies the minimum closing bid price rule prior to the annual meeting, the Company may still effect the reverse stock split if stockholders approve this proposal and the Board of Directors determines that effecting the reverse stock split would be in the best interests of the Company and its stockholders.

Risk Factors Associated with the Reverse Stock Split

We cannot assure you that the proposed reverse stock split, if implemented, will have the desired effect of raising the price of our common stock over the long term. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

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the trading price per share of common stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of common stock outstanding before the Reverse Stock Split;

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the market price per post-split share would either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq or that the Company would otherwise meet the requirements for continued listing on Nasdaq.

The market price of our common stock would also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the proposed reverse stock split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Anticipated Effects of Reverse Stock Split

Effect on the Market Price of the Common Stock.  Although the Company expects that the reverse stock split will result in an increase in the market price of the common stock, the reverse stock split may not increase the market price of the common stock in proportion to the reduction in the number of shares of common stock outstanding or result in a permanent increase in the market price. For example, based on the closing price of the common stock on April 28, 2010 of [$0.__] per share, if the stockholders approve, and the Board of Directors implements, the reverse stock split, there can be no assurance that the post-split market price of the common stock would be [ $_.__] (7x the current price) per share or greater. The market price is dependent upon many factors, including the Company’s performance, prospects and other factors detailed from time to time in the Company’s reports filed with the SEC. If the reverse stock split is accomplished and the market price of the common stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. In many cases, the market price of a company’s shares declines after a reverse stock split.

Effect on the Market for the Common Stock.  If the Company is able to maintain the listing of its common stock on NASDAQ, the Company would not suffer the potential loss of liquidity resulting from delisting. Although the Company believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that the share price will satisfy the investing guidelines of institutional investors or investment funds. In addition, the reduced number of outstanding shares of common stock resulting from the reverse stock split could adversely affect the liquidity of the Company’s common stock. As a result, the trading liquidity of the common stock may be adversely affected by the reverse stock split.

Effect on Authorized and Outstanding Shares.  Currently, we are authorized to issue up to a total of four hundred million (400,000,000) shares of common stock, of which                      shares were outstanding as of April 28, 2010. Immediately following the effectiveness of the proposed amendment to the Company’s Certificate of Incorporation, the total authorized number of shares of common stock will be fifty seven million one hundred forty two thousand, eight hundred fifty seven (57,142,857).

The following table contains approximate information relating to the common stock under a proposed reverse stock split ratio of one for seven (1:7), without giving effect to any adjustments for fractional shares of common stock, as of April 28, 2010:

Common Stock	Pre-Reverse Split	Post 1-for-7 Reverse Split

Authorized	[______]	[______]
Outstanding	[______]	[______]
Reserved for future issuance pursuant to the Amended and Restated 2005 Stock Incentive Plan	[______]	[______]
Reserved for future issuance pursuant to the PacketVideo Corporation 2005 Equity Incentive Plan	[______]	[______]
Reserved for future issuance pursuant to the NextWave Wireless LLC 2005 Units Plan	[______]	[______]
Reserved for future issuance pursuant to the 2007 New Employee Stock Incentive Plan	[______]	[______]

Currently, the Company is authorized to issue up to a total of twenty five million (25,000,000) shares of preferred stock. The proposed amendment to the Company’s Amended and Restated Certificate of Incorporation will not impact the total authorized number of shares of preferred stock.

The proposed amendment to the Amended and Restated Certificate of Incorporation will change the par value of the Company’s common stock to $0.007 per share.

Effect on Outstanding Stock Awards; Stock Plans.  The reverse stock split, when implemented, will affect outstanding restricted stock awards and options to purchase the Company’s common stock. The [Company’s Amended and Restated 2005 Stock Incentive Plan, PacketVideo Corporation 2005 Equity Incentive Plan, NextWave Wireless LLC 2005 Units Plan and the Company’s 2007 New Employee Stock Incentive Plan] (collectively, the “Plans”) include provisions for appropriate adjustments to the number of shares of common stock covered by the Plans and to stock options and other grants of stock-based awards under the Plans, as well as the per share exercise prices. If stockholders approve the reverse stock split, an outstanding stock option to purchase seven shares of common stock would thereafter evidence the right to purchase one share of common stock consistent with the reverse stock split ratio, and the exercise price per share would be a corresponding multiple of the previous exercise price. For example, as a result of the proposed 1-for-7 reverse stock split, a pre-split option for 700 shares of common stock with an exercise price of $0.50 per share would be converted post-split into an option to purchase 100 shares of common stock with an exercise price of $3.50 per share. Further, the number of shares of common stock reserved for issuance under each of the plans will be reduced by the same ratio.

Effect on Existing Stockholders.  The number of shares of common stock held by each stockholder will be reduced as a result of the reverse stock split. For example, as a result of the 1-for-7 reverse stock split, a stockholder holding 7,000 shares of common stock before the reverse stock split would hold 1,000 shares of common stock immediately after the reverse stock split. Each stockholder’s proportionate ownership of outstanding shares of common stock would remain the same, except that stockholders who would otherwise receive fractional shares as a result of the reverse stock split will receive cash payments for such fractional shares. A reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of fewer than 100 shares of common stock. These odd lots may be more difficult to sell than shares of common stock in even multiples of 100. Stockholders selling odd lots created by the reverse stock split may incur increased brokerage commissions in selling such shares. Stockholders who otherwise would be entitled to receive fractional shares will only be entitled to a cash payment in lieu of such shares and will no longer have any rights as a stockholder with respect to the shares of common stock that would have been exchanged for such fractional shares. The number of stockholders of record will not be affected by the reverse stock split, except to the extent that any stockholder holds only a fractional share interest.

Effect on the Company.  The Company expects its business and operations to continue as they are currently being conducted and the reverse stock split is not anticipated to have any effect upon the conduct of such business. The Company expects to pay less than [$1,300] in consideration to cash out fractional shares. The Company expects to incur expenses of approximately [$36,000] to effect the reverse stock split.

Effect on Registration under the Securities Exchange Act of 1934.  The Company’s common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the proposed reverse stock split is implemented, the Company currently expects that the common stock will continue to be traded on the NASDAQ Global Market under the symbol “WAVE,” provided that the Company meets the continued listing requirements (although NASDAQ would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Accounting Effects.  Net earnings/loss per share and book value per share will be increased as a result of the reverse stock split because there will be fewer shares of common stock outstanding. Appropriate adjustments will be made to the stockholders equity account on the Company’s balance sheet to reflect the decrease in issued and outstanding shares, the increase in par value per share and the repurchase of fractional shares.

Treatment of Fractional Shares

No fractional shares of common stock will be issued in connection with the reverse stock split. If, as a result of the reverse stock split, a stockholder of record would otherwise hold a fractional share, the stockholder will receive a cash payment equal to the fair value of the fractional share as of the effective date of the reverse stock split, as determined by the Board of Directors. The Board of Directors has approved utilizing the average closing sales price of the common stock over the ten trading days immediately preceding the effective date of the reverse stock split, as reported on the NASDAQ Global Market, for determining fair value, unless otherwise determined by the Board of Directors prior to the effective date of the reverse stock split. No transaction costs will be assessed to stockholders for the cash payment. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for fractional shares.

After the reverse stock split, then current stockholders will have no further interest in the Company with respect to fractional shares. Such stockholders will only be entitled to receive the cash payment described above. Such cash payments may reduce the number of post-split stockholders; however, this is not the purpose of the reverse stock split.

Stockholders should be aware that under the escheat laws of the relevant jurisdictions, cash payments not timely claimed after the effective date of the reverse stock split may be required to be paid to designated agents for the relevant jurisdictions.

Evidence of Ownership

Computershare Ltd. (“Computershare”), the Company’s stock transfer agent, will provide instructions to stockholders relating to the issuance of book-entry evidence of ownership giving effect to the reverse stock split. Shares held as part of the DTC System, will be automatically adjusted on the same basis. New certificates reflecting the reverse stock split will be issued upon request to Computershare.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. The summary does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Accordingly, notwithstanding anything to the contrary, each stockholder should consult his, her or its tax advisor to determine the particular tax consequences to him, her or it of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws. The following summary assumes that shares of common stock are held as “capital assets” within the meaning of the Internal Revenue Code of 1986, as amended.

Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except to the extent of cash received in lieu of a fractional share). The adjusted basis of the new shares of common stock will be the same as the adjusted basis of old shares of common stock exchanged for such new shares of common stock, reduced by the amount of adjusted basis allocated to the fractional share for which cash is received. The holding period of the new, post-split shares of common stock resulting from implementation of the reverse stock split will include the stockholder’s respective holding period for the pre-split shares of common stock exchanged for the new shares of common stock. A stockholder who receives cash in lieu of a fractional share generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the adjusted basis in the shares of old common stock allocated to the fractional share. If the shares of old common stock allocated to the fractional share were held as a capital asset, the gain or loss generally will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse stock split shares were held for one year or less and long term if held more than one year.

Board of Directors Discretion

Although the Board of Directors requests stockholder approval of the proposed amendment to the Amended and Restated Certificate of Incorporation, the Board reserves the authority to decide, in its discretion, to abandon or delay the reverse stock split after such vote and before the effectiveness of the reverse stock split. For example, the Board may decide in its discretion to abandon or delay the reverse stock split if the Company is in compliance with the NASDAQ Global Market continued listing requirements at the time of the annual meeting. If the Board fails to effect the reverse stock split within six months after the annual meeting, stockholder approval again would be required prior to implementing any subsequent reverse stock split.

No Dissenters’ Rights

The holders of shares of common stock will have no dissenters’ rights of appraisal under Delaware law, the Certificate of Incorporation or the Bylaws with respect to the proposed amendment to the Amended and Restated Certificate of Incorporation to accomplish the reverse stock split.

Approval Required

The affirmative vote of a majority of the shares of common stock of the Company entitled to vote thereon is required to approve the proposed amendment to the Company’s Certificate of Incorporation to accomplish a reverse stock split of the Company’s common stock. The effect of an abstention or broker non-vote is the same as that of a vote against the proposal.

The Board of Directors recommends that the stockholders vote FOR approval of the amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2009 Annual Report to Shareholders is being furnished to stockholders concurrently herewith.

PROPOSALS BY STOCKHOLDERS

In order to include information with respect to a stockholder proposal in the Company’s proxy statement and related form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2011 annual meeting of stockholders must be received by us at 10350 Science Center Drive, Suite 210, San Diego, California  92121, Attention, Secretary, no later than January 11, 2011.  Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder other than for inclusion in our proxy statement and related form of proxy for our 2011 annual meeting of stockholders, timely notice of any stockholder proposal must be received by us in accordance with our By-Laws and our rules and regulations no later than February 10, 2011, unless the date of the annual meeting is more than 30 days before or 60 days after the anniversary of the 2009 annual meeting of stockholders.  Any proxies solicited by the Board of Directors for the 2011 annual meeting of stockholders may confer discretionary authority to vote on any proposals notice of which is not timely received.  In order to include information with respect to a stockholder proposal in our proxy statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

The notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent to a stockholder proposal.

A stockholder’s notice relating to nomination for directors shall set forth as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to being named in our Proxy Statement, if any, as a nominee and to serving as a director if elected); and as to such stockholder giving notice, the information required to be provided as set forth in the preceding paragraph and our By-laws. No person shall be eligible for election as a director of the Company, unless nominated in accordance with the procedures set forth herein and in our By-laws, as amended.

It is important that your proxy be returned promptly.  The proxy may be revoked at any time by you before it is exercised.  If you attend the meeting in person, you may withdraw any proxy and vote your own shares.
By Order of the Board of Directors.

FRANK A. CASSOU
Secretary and Chief Legal Counsel

APPENDIX A

PROPOSED AMENDMENT TO
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
NEXTWAVE WIRELESS INC.

RESOLVED, that the Amended and Restated Certificate of Incorporation of NextWave Wireless Inc. shall be amended as follows:

The first paragraph of Article IV is hereby amended to read in its entirety as follows:

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock which this corporation has authority to issue is fifty seven million, one hundred forty two thousand, eight hundred fifty seven (57,142,857) with a par value of $0.007 per share. The total number of shares of Preferred Stock which this corporation has authority to issue is twenty-five million (25,000,000) with a par value of $0.001 per share.

The following is hereby added at the end of Article IV:

Reverse Stock Split

On the effective date of the amendment revising Article IV and adding this paragraph to Article IV pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of Common Stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately before the Effective Date, shall be and hereby is, reclassified as and changed into one-seventh (1/7) of a share of Common Stock, par value $0.007 per share (the “New Common Stock”). Each outstanding stock certificate which immediately before the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by one-seventh (1/7), and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. No fractional shares of New Common Stock will be issued, and stockholders who would otherwise be entitled to receive one or more fractional shares of New Common Stock shall instead receive a cash payment equal to the fair value, as determined by the Board of Directors, of such fractional shares as of the Effective Date.